Exhibit 10.11

AMENDED AND RESTATED

OCEAN CITY HOME BANK

DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of the Ocean City Home Bank Directors’ Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide funds at termination of service for Directors (and their beneficiaries) of Ocean City Home Bank. It is intended that the Plan will aid in retaining and attracting Directors of exceptional ability. This Plan has been amended and restated in its entirety to conform with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

“Bank” means Ocean City Home Bank, Ocean City, New Jersey.

“Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article VII, to receive any benefits payable under the Plan.

“Board” means the Board of Directors of the Bank.

“Declared Rate” means with respect to any calendar month two (2) percentage points over the prime rate as published in the Wall Street Journal. The Board shall establish the Declared Rate effective as of January 1 of each Plan Year. Such Declared Rate, once established, shall be used for all interest determinations during such Plan Year.

“Deferral Benefit” means the benefit payable to a Participant or his Beneficiary on his death or termination of service as a Director.

“Deferred Benefit Account” means the account maintained on the books of the Bank for each Participant pursuant to Article V. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

“Designation of Form for Payment” means the agreement filed by a Participant designating the manner in which the Participant’s Deferred Benefit Account balance shall be paid to the Participant or his beneficiary.

“Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article V hereof. The last day of each calendar month shall be the Determination Date.

“Director” means an active member of the Board of Directors of the Bank.

“Fee” or “Fees” means any cash compensation paid to a Director for his services as a Director.

“Participant” means a Director designated as a Participant in Appendix A to the Plan.

“Participation Agreement” means the agreement filed by a Participant prior to the beginning of the first period for which the Participant’s Fees are to be deferred pursuant to the Plan and the Participation Agreement.

“Plan Year” means a twelve month period commencing January 1st and ending the following December 31st.

“Scheduled In-Service Withdrawal” means a distribution of all or a portion of the deferrals credited to a Participant’s Deferred Benefit Account in the Plan Year elected by a Participant for such distribution.

“Separation from Service” means a Participant’s separation from service with the Bank, within the meaning of Section 409A of the Code.

“Specified Employee” means, as of a given date, a “specified employee” as of such date for purposes of Section 409A of the Code.

ARTICLE III

PARTICIPATION

3.1 PARTICIPATION. Except as otherwise provided in Article X, participation in the Plan shall be limited to Directors who are designated Participants on Appendix A. A Participant’s Participation Agreement must be filed prior to the December 15th immediately preceding the Plan Year in which the Participant’s participation under the agreement will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Bank of a properly completed and executed Participation Agreement (including the Designation of Form of Payment). In the event that an individual first becomes eligible to participate during the course of a Plan Year or in connection with the first Plan Year, a Participation Agreement must be filed no later than 30 days following notification of the individual by the Board of eligibility to participate or the Plan effective date, and such Participation Agreement shall be effective only with regard to Fees earned or payable following the filing of the Participation Agreement with the Board.

3.2 AMOUNT OF DEFERRAL. A Participant may elect in any Participation Agreement to defer all, or any percentage (in increments of five (5%) percent), of his Fees. A Participant’s election to defer his Fees shall be irrevocable for the applicable Plan Year upon the filing of the respective Participation Agreement; provided, however, that the deferral of Fees under any Participation Agreement may be suspended or amended as provided in Sections 10.1 or 10.2. Any change to a Participant’s deferral election must be made at least 12 months prior to the effective date of the election.

ARTICLE IV

DEFERRED FEES

4.1 ELECTIVE DEFERRED FEES. The amount of Fees that a Participant elects to defer under this Plan shall be credited by the Bank to the Participant’s Deferred Benefit Account as the Participant’s Fees are payable.

4.2 VESTING OF DEFERRED BENEFIT ACCOUNT. A Participant shall be 100% vested in the Deferred Benefit Account at all times.

ARTICLE V

DEFERRED BENEFIT ACCOUNT

5.1 DETERMINATION OF ACCOUNT. Each Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant’s elective deferred Fees withheld since the immediately preceding Determination Date pursuant to Section 4.1. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

5.2 CREDITING OF ACCOUNT. As of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the applicable Declared Rate. Interest shall be based upon the average daily balance of the Participant’s Deferred Benefit Account since the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for such day.

5.3 STATEMENT OF ACCOUNTS. The Board shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Board deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

ARTICLE VI

BENEFITS

6.1 SEPARATION FROM SERVICE. Upon Separation from Service, the Bank shall pay to the Participant a Deferral Benefit equal to the amount of his Deferred Benefit Account.

6.2 FORM OF BENEFIT PAYMENT.

a)	Upon the occurrence of an event described in Section 6.1, the Bank shall pay the Participant’s Deferred Benefit Account in the form of (i) a lump sum or (ii) an annual payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal installments of principal and interest over a period of five (5), ten (10) or fifteen (15) years as designated by the Participant on his or her Participation Agreement. For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant’s Deferred Benefit Account for the three (3) years preceding the initial payment (or such lesser number of years in which the Participant participated in the Plan).

b)	Subject to Section 6.2(c) of this Plan, a Participant may change his or her election as to timing and form of benefit payment by submitting a new Participation Agreement and Designation of Form of Payment Election Form to the Bank, provided that any such revised Participation Agreement Designation of Form of Payment Election Form is submitted at least twelve (12) months prior to the date on which the distribution is to be made (or commence) and delays the distribution (or commencement of the distribution) date at least five (5) full calendar years from the previously scheduled date.

6.3 COMMENCEMENT OF PAYMENTS.

a)	Subject to Section 11.12 of this Plan, payments due under Section 6.1 of this Plan shall commence not later than ninety (90) days following the Participant’s Separation from Service and continue in accordance with the Participant’s election under Section 6.2 of this Plan.

b)	All installment payments made pursuant to this Section 6.3 shall be payable annually beginning with a single payment on the date specified in Section 6.3(a) and continuing each anniversary of such date until fully paid in accordance with the Participant’s election.

c)	Notwithstanding anything in this Plan to the contrary, no change submitted on a revised Participation Agreement and Designation of Form of Payment Election Form shall be accepted by the Bank if the change accelerates the time over which distributions will be made to the Participant (except as otherwise permitted by Section 409A of the Code) and the Bank shall deny any change made to a revised Participation Agreement and Designation of Form of Payment Election Form if the Bank determines it violates Section 409A of the Code. Notwithstanding the preceding, the Bank, in its discretion, may accelerate distributions under the Plan to the extent permitted under Section 409A of the Code and the related transition relief issued by the Internal Revenue Service.

ARTICLE VII

BENEFICIARY DESIGNATION

7.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to wham payment under this Plan shall be paid in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan. Any Participant Beneficiary Designation shall be made in a written instrument filed with the Board and shall be effective only when received in writing by the Board.

7.2 AMENDMENTS. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

7.3 NO PARTICIPANT DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

a)	The surviving spouse;

b)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

c)	The Participant’s Estate.

7.4 EFFECT OF PAYMENT. The payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.

ARTICLE VIII

ADMINISTRATION AND CLAIM

8.1 ADMINISTRATION.

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board. The Board shall have the authority to resolve any question under the Plan. The determination of the Board as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

8.2 CLAIMS PROCEDURES.

a)	Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board.

b)	If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

i)	the specific reason or reasons for the denial;

ii)	specific reference to pertinent Plan provisions on which the denial is based;

iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

iv)	an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

c)	The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

After receipt of the request for review, the Board shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. Such decision by the Board shall not be subject to further review. If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

d)	No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 AMENDMENT. Subject to Section 409A of the Code, the Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account maintained pursuant to any existing deferral commitment under the Plan. Any change in the Declared Rate shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

9.2 TERMINATION OF PLAN. Subject to Section 409A of the Code, the Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank.

ARTICLE X

SPECIAL TRANSITION RULES

Notwithstanding anything in this Plan to the contrary, the following shall apply with respect to Participants who previously executed a “Joinder Agreement(s)” with respect to their participation in the predecessor to this Plan, the Ocean City Home Savings and Loan Savings Association Deferred Compensation Master Agreement, as amended (the “Prior Plan”) and to certain other persons in pay status under the Prior Plan who are identified in Appendix A:

Effective as of the effective date of this Plan, the Board has frozen the crediting of deferrals and interest creditable thereon under the Prior Plan. Each Participant in this Plan who maintained an account balance under the Prior Plan shall be credited with their account balance under the Prior Plan as of March 31, 2003 as the opening balance of their Deferred Benefit Account under this Plan. In addition, there shall be transferred to Deferred Benefit Accounts under this Plan the account balances under the Prior Plan of each person (whether a participant or a beneficiary) who, as of the effective date of this Plan, was in pay status with respect to any deferrals made under the Prior Plan. The execution of a Participation Agreement by a person referenced in the preceding two sentences shall be deemed, for all purposes, their consent to the actions contemplated by this paragraph. Upon the execution of a Participation Agreement by such person, the rights of a Participant or other person maintaining an account balance under this Plan and the obligations of the Bank with respect to such account balance shall be determined solely by reference to the provisions of this Plan; provided, however, that (i) an election made in a “Joinder Agreement” executed under the Prior Plan with respect to the form of distribution, of benefits attributable to an account balance transferred from the Prior Plan shall continue in effect and be deemed an election under this Plan unless modified in accordance with the provisions of this Plan and (ii) and interest credited to such balances pending distribution shall reflect the Declared Rate in effect under this Plan.

ARTICLE XI

MISCELLANEOUS

11.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”). Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan. Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future. The Bank shall have no obligation under this Plan with respect to individuals other than that Bank’s employees, directors or consultants.

11.2 NON-ASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.3 NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

11.4 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.5 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.6 GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey.

11.7 VALIDITY. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.8 NOTICE. Any notice or filing required or permitted to be given to the Board under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Board, the President of the Bank or the Bank’s Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

11.9 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

11.10 EFFECTIVE DATE. The Plan was implemented on April 1, 2003 and amended and restated in its entirety on November 18, 2008.

11.11 AGGREGATION OF EMPLOYERS. To the extent required under Section 409A of the Code, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A of the Code shall require.

11.12 SPECIFIED EMPLOYEES. Notwithstanding any other provision of the Plan to the contrary, if when a Separation from Service occurs a Participant is a Specified Employee (as defined under Section 409A of the Code) , the payment of a Participant’s benefit under this Plan shall be delayed until the first day of the seventh month following the date on which the Separation from Service occurs.

11.13 SECTION 409A. It is intended that the Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

11.14 409A APPLICATION. References in this Plan to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

The Board of Directors of the Bank adopted and approved this amended and restated Plan on November 18, 2008.

OCEAN CITY HOME BANK

/s/ Robert Previti
For the Board of Directors

AMENDED AND RESTATED

OCEAN CITY HOME BANK

DIRECTORS’ DEFERRED COMPENSATION PLAN

Participation Agreement and Designation of Form of Payment

I,                                  have been designated as a Participant (or other Deferred Benefit Account holder) in the Ocean City Home Bank Directors’ Deferred Compensation Plan (the “Plan”). Subject to the terms of the Plan, I hereby make the following elections:

I.	Participant Deferral Election

I elect to defer             % (in 5% increments up to 100%) of my Fees (as defined in the Plan) which are earned and payable in              [year] to my Deferred Benefit Account under the Plan. I understand that my deferral election will continue in subsequent years at the same percentage unless modified or revoked by a subsequent election.

II.	Timing of Payment Election

Separation from Service. I request that my entire Deferred Benefit Account Balance be paid (or commence to be paid) following my Separation of Service with the Bank.

Scheduled In-Service Withdrawal. I request that my entire Deferred Benefit Account Balance be paid (or commence to be paid) on .

III.	Form of Benefit Payment

I elect to receive the balance in my Deferred Benefit Account as follows (select one of the following):

in the form of a lump sum distribution; or

in the form of an annual payment of a fixed amount which shall amortize my Deferred Benefit Account balance in equal installments of principal and interest over (select one).

             5 years                           10 years                           15 years

I understand that, if I later wish to change my election, the change (i) may not accelerate the payment of my Deferred Benefit Account, (ii) must be made at least 12 months prior to the scheduled distribution date, and (iii) must postpone payment (or the commencement of payments) for at least 5 years from the scheduled distribution date.

Notwithstanding the foregoing elections, I understand that in the event of a Change in Control I will receive my Deferred Benefit Account balance in a lump sum upon my Separation from Service.

IV.	Beneficiary Election

I understand that in the event of my death any amount to which I am entitled under the Plan will be paid to the beneficiary designated by me or, if none, to my surviving spouse or, if none, to my surviving children, or if none, to my estate. I further understand that the last beneficiary designation filed by during my lifetime revokes all prior beneficiary designations previously filed by me for purposes of the Plan. I hereby state:

that                                      (insert name) residing at

___________________________________________

whose Social Security number is             -        -            , is designated as my primary beneficiary.

                                     (insert name) residing at

___________________________________________

whose Social Security number is             -        -            , is designated as my secondary beneficiary.

If my secondary beneficiary(ies) are not living at the time of this distribution,

then my contingent beneficiary shall be

residing at

whose Social Security number is             -        -            .

Date	Signature of Participant

Witness	Social Security Number

RECEIVED AND ACCEPTED:	OCEAN CITY HOME BANK

Date:	By:

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